EXHIBIT 1.1

August 6, 2019

Mr. Ellery W. Roberts

Chairman and CEO

1847 Holdings LLC

590 Madison Avenue

21st Floor

New York, NY 10022

Re: Engagement as Exclusive Placement Agent

Dear Mr. Roberts:

The purpose of this engagement letter is to outline our agreement in principle, pursuant to which Craft Capital Management LLC ( “Placement Agent”) will act as the lead placement agent on a best efforts basis, in connection with an offering by 1847 Holdings LLC (the “Company”) of 12% series A preferred shares (the “Securities”) under Tier II of Regulation A of the Securities Act of 1933, as amended (the “Act”), at a price of $25.00 per share, and in an amount currently anticipated to be a minimum of $1,000,000, up to a maximum of $7,000,000, or on terms and conditions to be mutually agreed between the Company and the Placement Agent (the “Offering”).

This engagement letter sets forth certain conditions and assumptions upon which the Offering is premised. Except as expressly provided in Section 16 hereof, with regard to those specific sections that are agreed to be binding, this engagement letter is not intended to be a binding legal document.

The terms of our agreement in principle are as follows:

1. The Company hereby engages Placement Agent, for the period beginning on the date hereof and ending on the earlier of (a) the date that either party gives the other at least twenty (20) days written notice of the termination of this Agreement, which termination may occur without cause, (b) April 30, 2020, or (c) the date that the final closing of the Offering is consummated (the “Engagement Period”), to act as the Company’s financial advisor and investment banker in connection with the proposed Offering.

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2. Placement Agent will act as the exclusive managing Placement Agent and of the Offering subject to, among other things, completion of Placement Agent’s due diligence examination of the Company and its affiliates and the execution of a definitive selling agency agreement between the Company and Placement Agent in connection with the Offering (the “Placement Agency Agreement”) and other documentation that is customary with regard to an offering of the type contemplated herein.

3. The actual size of the Offering, the precise number of Securities to be offered by the Company, the maximum offering amount and the offering price of the Securities shall be the subject of negotiations between the Company and Placement Agent which will include, but not be limited to, the capitalization of the Company (at the time of the Offering) being acceptable to Placement Agent, general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company, as well as other factors which Placement Agent deems relevant in its discretion. Placement Agent will, with the Company’s approval (not to be unreasonably withheld, conditioned or delayed), (i) create a selling group for the Offering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and/or (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering.

4. Placement Agent shall be entitled to aggregate placement fees as described below in this Section 4, which aggregate placement fees shall be apportioned between Placement Agent and allocated by Placement Agent to members of the selling group and soliciting dealers in the Placement Agent’s sole discretion:

(a) Placement Agent shall be entitled to a placement fee of eight percent (8.0%) of the gross proceeds received by the Company in the Offering;

(b) Upon signing this Agreement, the Company shall pay to the Placement Agent a $10,000 retainer which shall be used to cover accountable expenses of the Placement Agent. Any unused portion of this retainer shall be returned to the Company if the Offering is not consummated for any reason or is abandoned by the Company and the Placement Agent. The Company will also pay Placement Agent’s counsel, Baritz & Colman LLP a fixed fee of $30,000 for all legal services as Placement Agent’s counsel, $10,000 of which is payable upon execution of this engagement letter, and the balance payable from the closing proceeds on the date an initial closing occurs;

(c) Placement Agent shall be entitled to receive warrants to purchase Common Shares of the Company in an amount equal to five percent (5.0%) of the gross proceeds received by the Company in the Offering that are derived from any investors that participate in the Offering (the “Warrant Value”). The warrants will have a term of five years, provide for cashless exercise rights and be exercisable at 125% of the closing bid price of the Common Shares on the first day the Securities open for trading.

5. If at any time within the twelve (12) months following the expiration or termination of this Agreement (the “Tail Period”), the Company completes any type of transaction that involves receipt of cash consideration from a person or entity (i) identified to the Company by Placement Agent during the Engagement Period, and (ii) with whom the Company has had communications as a result of Placement Agent arranging a telephone conference, substantive email exchanges, or in-person meetings during the Engagement Period, then, the Company shall pay to Placement Agent all compensation described in this Agreement, including cash fees and warrants, with respect to amounts so received. Notwithstanding the foregoing, the compensation to be paid for a Tail Period investor will not apply if the investor invests in the Company by purchasing securities on the open market through a registered public offering.

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6. The Company shall, as soon as practicable following the date hereof, prepare and file with the Securities and Exchange Commission (the “Commission”) and the appropriate state securities authorities, an Offering Statement on Form 1-A (the “Offering Statement”) under the Act, and an Offering Circular included therein (the “Offering Circular”) covering the Securities to be sold in the Offering and the Securities underlying the Placement Agent’s Warrants (as defined below). The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to Placement Agent and counsel to Placement Agent and will contain such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission thereunder. Placement Agent and its counsel shall be given the opportunity to make such review and investigation in connection with the Offering Statement and the Company as they deem desirable. Placement Agent and the Company shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Offering Circular, it being further understood and agreed that, except as is expressly approved by Placement Agent and except for fees or other amounts owed to the Company’s counsel that were incurred in connection with the Offering, no proceeds from the Offering will be used to pay outstanding loans owed by the Company to any Company officers, directors or stockholders.

7. The Offering Statement will include as an exhibit a proposed form of Placement Agency Agreement. The final Placement Agency Agreement will be in form satisfactory to the Company and Placement Agent and will include indemnification provisions and other terms and conditions customarily found in Placement Agency Agreements for public offerings. Without limiting the generality of the foregoing, the Placement Agency Agreement shall contain customary representations and warranties of the Company and shall further provide that: (i) the Company, the Company’s managers, members, directors and officers and any other holder(s) of 5.0% or more of any class of the outstanding Securities as of the effective date of the Offering Statement (and all holders of securities exercisable for or convertible into Securities) shall enter into customary “lock-up” agreements in favor of Placement Agent pursuant to which such persons and entities shall agree, for a period of 6 months after the Offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Placement Agent ‘s prior written consent, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Placement Agent will require, as a condition to the Closing, that the Company’s l auditor provide a comfort letter.

8. Concurrently with or as soon as practicable after the filing of the Offering Statement with the Commission, the Company shall make all necessary state “blue sky” securities law filings with respect to the Securities to be sold in the Offering, if any. The Company and Placement Agent will cooperate in obtaining the necessary approvals and qualifications in such states as Placement Agent deems necessary and/or desirable.

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9. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA; if applicable all fees and expenses relating to the listing of such Securities on the OTC, OTCQB, or OTCQX, as the Company and Placement Agent together determine. Upon the execution of this engagement letter, the Company at its own expense will conduct background checks, by a background search firm acceptable to Placement Agent, for the Company’s senior management; all fees, expenses and disbursements relating to the registration or qualification of such Securities; the costs of all mailing and printing of the Offering documents (including the Offering Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Selected Dealers’ Agreement and Placement Agent’s Questionnaire), Offering Statements, Offering Circulars and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as Placement Agent may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Section 12(f) hereof; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to Placement Agent; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. Upon Placement Agent’s and the Company’s mutual agreement, the Company shall provide funds to pay all such fees, expenses and disbursements in advance. For the sake of clarity, it is understood and agreed that the Company shall be responsible for Placement Agent’s legal costs detailed in Section 4 if the Offering is consummated or if the Company terminates this Agreement or if Placement Agent terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within ten (10) days following written notice to the Company from Placement Agent of such breach. The Company shall be solely responsible for work, fees, costs and expenses in connection with any required Blue Sky filings.

10. While the Commission is reviewing the Offering Statement, Placement Agent may plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips may include visits to a number of prospective institutional and retail investors. The Company shall pre-approve all such road shows and all Placement Agent expenses in excess of $1,000, alone or in the aggregate and pay for such pre-approved expenses, including, without limitation, travel and lodging expenses, associated with such trips. At Placement Agents direction, the Company shall pay such expenses directly, or shall reimburse Placement Agent.

11. At such time as the Company and Placement Agent are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Placement Agency Agreement will be negotiated and the Company will request the Commission to qualify the Offering Statement.

12. The Placement Agency Agreement shall provide that, at the later of the final Closing, or termination of the Engagement Period, the Company shall grant to Placement Agent (or its designated affiliates) share purchase warrants (the “Placement Agent’s Warrants”) covering a number of Common Shares equal up to the quotient of the Warrant Value divided by the 100% of then-prevailing share price of the Company’s common shares. The Placement Agent’s Warrants will be non-exercisable for six (6) months after the date of issuance and will expire five years after such date. The Placement Agent’s Warrants will be exercisable at a price equal to 125% of the then prevailing share price of the Company’s common stock. The Placement Agent’s Warrants shall not be redeemable. The Company will qualify the Preferred Stock underlying the Placement Agent’s Warrants under the Act and will file all necessary undertakings in connection therewith. The Placement Agent’s Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any successor, officer, manager, registered representative or member of Placement Agent (or to officers, managers or members of any such successor or member), and to members of the group or selling group. The Placement Agent’s Warrants may be exercised as to all or a lesser number of Securities, will provide for cashless exercise and will contain provisions for one demand registration or qualification (depending on the Company’s status at the time) of the sale of the common shares underlying the Warrants at the Company’s expense, an additional demand registration or qualification at the warrant holders’ expense, and unlimited “piggyback” registration or qualification rights for a period of seven years after the Closing at the Company’s expense. The Placement Agent’s Warrants shall further provide for adjustment in the number and price of such warrants (and the common shares underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Company’s common shares.

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13. [Left blank intentionally.]

14. The Offering shall be conditioned upon, among other things, the following:

a. Satisfactory completion by Placement Agent of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Company as required by the SEC (including any relevant stub periods), and (iii) the Company’s projected financial results for the fiscal years ending December 31, 2019 and 2020;

b. The execution by the Company and Placement Agent of a definitive Placement Agency Agreement containing all applicable terms and conditions provided for in this engagement letter;

c. Neither the Company nor any of its affiliates has, either prior to the initial filing or the effective date of the Offering Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Statement;

d. The Company maintaining the retention of a PCAOB registered firm of independent certified public accountants acceptable to Placement Agent and the Company, including, without limitation, the Company’s existing auditor (which Placement Agent agree is acceptable), which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Offering Statement, it being agreed that the Company will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s audit committee) for a period of at least three years after the Closing so long as the Company is on a national securities exchange and required to file reports with the SEC during such period;

e. The Company retaining a transfer agent for the Company’s Securities reasonably acceptable to Placement Agent and continuing to retain such transfer agent for a period of two (2) years after the Closing; and

f. The Company retaining a public relations firm or marketing firm, reasonably acceptable to Placement Agent to generate interest and exposure for the Offering.

15. Notwithstanding any provision to the contrary in this Agreement, the Placement Agent agrees that the Company may conduct and complete private financings, whether through debt, equity or a combination of both, prior to the closing of the Offering (each, a “Private Placement”). The Placement Agents may act as the non-exclusive placement agents for such Private Placements if mutually agreed to in writing by the Company and the Placement Agents that shall be governed by a separate agreement.

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16. a. With the exception of Sections 4(b), 9, 10, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, and 23 (and Exhibit A attached hereto) hereof (which Paragraphs are intended be legally binding and enforceable on and against the Company and Placement Agent), this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Placement Agency Agreement. Until the Placement Agency Agreement has been finally negotiated and signed, but subject to the sub paragraph (b) of this Section, the Company or Placement Agent may at any time terminate its further participation in the proposed transactions and the party so terminating shall have no liability to the other on account of any matters provided for herein, except that:

b. If the Company terminates this Agreement or if Placement Agent terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within thirty (30) days following written notice to the Company from Placement Agent of such breach, the Company agrees to reimburse Placement Agent for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Sections 9 and 10, above and to reimburse Placement Agent for the full amount of its accountable expenses incurred to such date (which shall include, but shall not be limited to, all fees and disbursements of Placement Agent’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by Placement Agent in conducting its due diligence) and;

17. The Company represents and warrants to Placement Agent that the entry into this engagement letter or the any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other Placement Agent.

18. The Company and Placement Agent agree that prior to the qualification of the Company’s Offering Statement by the SEC, neither party will issue press releases or engage in any other publicity regarding the engagement of the Placement Agent or any matter relating to the Offering, without the other party’s prior written consent. For clarity, prior to filing an Offering Statement, the Company may make ordinary course dissemination of business operations press releases without pre-approval of Placement Agent. Upon qualification of the Company’s Offering Statements, Placement Agent may issue one or more press releases or similar disclosures relating to the Offering without the Company’s consent, but after first consulting with the Company.

19. During the Engagement Period or until the final Closing, the Company agrees to cooperate with Placement Agent and to furnish, or cause to be furnished, to Placement Agent, any and all information and data concerning the Company, its subsidiaries and the Offering that Placement Agent deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide Placement Agent reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Placement Agent that all Information: (i) made available by the Company to Placement Agent or its agents, representatives and any potential group or selling group member, (ii) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (3) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to Placement Agent that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Placement Agent will be using and relying on such information (and information available from public sources and other sources deemed reliable by Placement Agent) without independent verification thereof by Placement Agent or independent appraisal by Placement Agent of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel; provided, however, that the Company may disclose this engagement letter and the terms hereof in connection with the filing of the Offering Statement as required by applicable law. Except as contemplated by the terms hereof or as required by applicable law, the Company and Placement Agent shall keep strictly confidential all non-public Information concerning the Company provided to Placement Agent. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Placement Agent, (b) was known or became known by Placement Agent prior to the Company’s disclosure thereof to Placement Agent, (c) becomes known to Placement Agent from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Placement Agent.

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20. This engagement letter shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

21. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by Placement Agent of services hereunder will in no way expose Placement Agent to any liability for any such decisions, acts, actions or omissions of the Company.

22. Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the Placement Agent by the Company may not be increased above the amounts stated herein without the approval of the Company in writing.

23. Placement Agent and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Placement Agent and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Placement Agent mailed by certified mail to Placement Agent’s address shall be deemed in every respect effective service process upon Placement Agent, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Placement Agent nor its affiliates, and the respective officers, directors, employees, agents and representatives of Placement Agent, its affiliates and each other person, if any, controlling Placement Agent or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith, willful misconduct or gross negligence of such individuals or entities. Placement Agent will act under this engagement letter as an independent contractor with duties to the Company. Because Placement Agent will be acting on the Company’s behalf in this capacity, it is Placement Agent’s practice to receive indemnification. A copy of Placement Agent’s standard indemnification form is attached to this engagement letter as Exhibit A, which is incorporated herein and shall be deemed to be a part of this Agreement.

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We are delighted at the prospect of continuing our working relationship with you. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned. This engagement letter may be executed in counterparts and by facsimile transmission.

Yours truly,

CRAFT CAPITAL MANAGEMENT LLC

	By:	/s/ Stephen Kiront
	Name:	Stephen Kiront
	Title:	COO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	CEO and Chairman of the Board

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EXHIBIT A

INDEMNIFICATION

In connection with the engagement letter to which this Exhibit A is attached (the “Engagement Letter”), the Company (the “Indemnitor”) agrees to indemnify and hold harmless Placement Agent and its affiliates, and the respective officers, directors, employees, agents and representatives of Placement Agent, its affiliates and each other person, if any, controlling Placement Agent or any of its affiliates (Placement Agent and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including fees and expenses of a single counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Indemnitor will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are judicially determined in a judgment not subject to appeal to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnified Person.

The Indemnitor will not, without Placement Agent’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Exhibit A is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Indemnitor shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto): (i) in such proportion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and the Indemnitor, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Indemnitor, as well as any other relevant equitable considerations; provided, however, that in no event shall any Indemnified Person’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Placement Agent under the Engagement Letter. Assuming that the Indemnitor has fully satisfied the amount of their obligations provided for herein to the Indemnified Persons, and the Indemnified Persons shall have no further liabilities in connection therewith, then the Indemnitor may take control of any pending action or litigation in order to reduce the expenses in connection therewith. For the purposes of this Exhibit A, the relative benefits to the Indemnitor and the applicable Indemnified Person of the Engagement shall be deemed to be in the same proportion as: (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Indemnitor and its affiliates (including the Company’s stockholders), as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid to Placement Agent in connection with the Engagement.

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Procedure. Upon obtaining knowledge of any claim which may give rise to indemnification not involving a Third Party Claim, the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice (which may be delivered by facsimile transmission, with confirmation of receipt by the receiving party) of such claim for which indemnification is sought (each, a “Claim”) to the Indemnitor, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent that the Indemnitor has suffered actual, irreversible and material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Indemnitor in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Person will give written notice to the Indemnitor of the commencement of such Third Party Claim, and shall give the Indemnifying Party such information with respect thereto as the Indemnitor may reasonably request, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent the Indemnitor has suffered actual, irreversible and material economic prejudice thereby). The Indemnitors shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at their cost and expense (and not as a reduction in the amount of indemnification available hereunder), using counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Person. If the Indemnitor satisfies the requirements of this Exhibit A and desire to exercise our right to assume the defense and control the settlement of such Third Party Claim, the Indemnitor shall give written notice (the “Notice”) to the Indemnified Person within fourteen (14) calendar days of receipt of notice from the Indemnified Person of the commencement of or assertion of any Third Party Claim stating that the Indemnitors shall be responsible for such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ one separate counsel at our reasonable expense (provided that the Indemnitor shall not be required to reimburse the expenses and costs of more than one law firm) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Person and the Indemnitor, and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from those available to the Indemnitor, (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Person, such settlement would have a continuing material adverse effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers) or (z) or in the reasonable judgment of the Indemnified Person, the Indemnitor may not be able to satisfy fully such Third Party Claim. In addition, if the Indemnitors fail to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Indemnitor acknowledges that they will advance any retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel, it being understood and agreed that the amount of such retainer shall not exceed $30,000 and that such retainer shall be credited to fees incurred with the balance (if any) refundable to the Indemnitors.

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If at any time after the Indemnitors assume the defense of a Third Party Claim, any of the conditions set forth in the paragraph above are no longer satisfied, the Indemnified Person shall have the same rights as set forth above as if the Indemnitor never assumed the defense of such claim.

Notwithstanding the foregoing, the Indemnitor or the Indemnified Person, as the case may be, shall have the right to participate, at the Indemnitor’s or the Indemnified Person’s own expense, in the defense of any Third Party Claim that the other party is defending.

If the Indemnitor assumes the defense of any Third Party Claim in accordance with the terms hereof, the Indemnitor shall have the right, upon 30 calendar days’ prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully indemnified with respect to all Third Party Claims. Notwithstanding the foregoing, the Indemnitor shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if: (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or (ii) in the reasonable judgment of the Indemnified Person, such settlement would have a continuing effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, (x) if the Indemnitor fails to assume the defense in accordance with the terms hereof, or (y) to the extent such Third Party Claim involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with our consent, which consent shall not be unreasonably withheld.

The provisions of this Exhibit A shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of Placement Agent’s services under the Engagement Letter.

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